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                                                                      Exhibit 99
                             SCHOOL SPECIALTY, INC.
                               W6316 Design Drive
                              Greenville, WI 54942

Dan Spalding      Mary Kabacinski
Chairman & CEO    Executive V.P. & CFO
(920) 882-5601    (920) 882-5852

FOR IMMEDIATE RELEASE
MONDAY, JULY 16, 2001


            SCHOOL SPECIALTY TO OFFER CONVERTIBLE SUBORDINATED NOTES


Greenville, Wisconsin - July 16, 2001 - School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade in the United States, announced today that it is planning to offer $100 million of seven-year convertible subordinated notes, subject to market and other customary conditions. The company has granted the underwriters of the offering a 30-day option to purchase up to an additional $15 million principal amount of the notes to cover over-allotments. The notes will be immediately convertible, at the option of the holders, into School Specialty common stock. The company intends to use proceeds from the offering to repay a portion of the debt outstanding under its bank credit facility.

Dan Spalding, chairman and chief executive officer, stated, "We intend to use the proceeds from this offering to refinance a portion of our existing bank debt in an effort to diversify our financing sources. This offering will also provide us with additional financial flexibility for future growth."

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

About School Specialty, Inc.
----------------------------
School Specialty, Inc., "The Nation's Education Resource," is the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States. The company mails over 38 million catalogs annually to customers, and serves its customers through approximately 2,200 employees. School Specialty has a diversified approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company's eight specialty brands--ClassroomDirect.com, Childcraft, Sax Arts and Crafts, Hammond & Stephens, Frey Scientific, Brodhead Garrett, Teacher's Video and Sportime--serve teachers and curriculum specialists. For more information, visit www.schoolspecialty.com.

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